Exhibit 4.5











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         Exhibit 4.5 is not filed herewith since it is  substantially  identical in all material respects with the document filed as Exhibit 4.2. The following list sets forth the material details in which the document described as Exhibit
4.5 differs from the document filed as Exhibit 4.2:

1. The Fee Owner is Apple Suites REIT Limited Partnership and the Lessee is Apple Suites Services Limited Partnership.

2. Schedule A is as set forth on the following page.


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                                   SCHEDULE A
                              (North Dallas-Plano)

BEING a tract of land out of the DENTON DARBY SURVEY. Abstract No. 250, in the City of Plano, Collin County, Texas and being all of LOT 1, BLOCK A of HOMEWOOD SUITES at PRESTON PARK SOUTH, an addition to the City of Plano, Collin County, Texas according to the final plat thereof recorded in Cabinet J. Slide 743 of the Map Records of Collin County, Texas and being more particularly described as follows:

BEGINNING at a 5/8" iron rod found in the north right-of-way line of Old Sheppard Place (85(degree) ROW), from which a 5/8" iron rod found for the west corner of the corner slip at the intersection of said north right-of-way line of Old Sheppard Place with the west right-of-way line of Preston Park Court (80(degree) ROW) bears South 89(degree) 43' 25" East, a distance of 255.81 feet;

THENCE with the said north right-of-way line, North 89(degree) 43' 25" West, a distance of 293.00 feet to an aluminum disk found in concrete for the southeast corner of THE COURTYARD AT PRESTON PARK an addition to the City of Plano, Texas according to the plat thereof recorded in Cabinet F, Slide 153 of the Map Records of Collin County, Texas;

THENCE leaving the north right-of-way line of Old Sheppard Place with the east line of said THE COURTYARD AT PRESTON PARK, the following courses and distances to wit:

         North 00(degree) 16' 28" East, a distance of 259.96 feet to a 1/2" iron rod found for corner;

         South 89(degree) 43' 32" East, a distance of 30.00 feet to a cross mark found in concrete for the beginning of a non-tangent curve to the left, having a central angle of 73(degree) 45' 48", a radius of 68.02 feet and a chord bearing and distance of North 15(degree) 50' 51" West,
         81.65 feet;

         Northwesterly with the said curve, an arc distance of 87.57 feet to a cross mark found in concrete for the beginning of a reverse curve to the right, having a central angle of 73(degree) 45' 14", a radius of
         68.02 feet and a chord bearing and distance of North 15(degree) 51' 08" West, 81.64 feet;

         Northerly with said curve, an arc distance of 87.56 feet to a cross mark found in concrete for corner;

         North 21(degree) 01' 30" East, a distance of 39.99 feet to a cross mark set in concrete in the southerly right-of-way line of Preston Park Boulevard (a variable width ROW):

THENCE with the said southerly right-of-way line of Preston Park Boulevard, the following courses and distances to wit:

         South 68(degree) 58' 19" East, a distance of 275.15 feet to a 1/2" iron rod found for the beginning of a tangent curve to the left, having a central angle of 04(degree) 56' 56", a radius of 450.00 feet and a chord bearing and distance of South 71(degree) 26' 47" East, 38.86 feet;

         Easterly with the said curve, an arc distance of 38.67 feet to an aluminum disc found in concrete for corner;

THENCE leaving the southerly right-of-way line of Preston Park Boulevard, South 00(degree) 16' 35" West, a distance of 344.54 feet to the POINT OF BEGINNING and containing 2.6601 acre of land.

 Bearing system based on the plat recorded in Cabinet C. Slide 731 of the Map Records of Collin County, Texas.